Exhibit 10.13

TRIPADVISOR, INC. OPTION AGREEMENT

(International)

THIS OPTION AGREEMENT (this “Agreement”), dated as of the Grant Date specified on the Grant Details referenced below (the “Grant Date”), between TripAdvisor, Inc., a Delaware corporation (the “Company”), and the employee, director or consultant of the Company or one of its Affiliates or Subsidiaries designated on the Grant Details (the “Eligible Individual”), describes the terms of an award of Options to the Eligible Individual by the Company.

All capitalized terms used herein, to the extent not defined, shall have the meanings set forth in the Company’s 2011 Stock and Annual Incentive Plan (as amended from time to time, the “Plan”).

1.	Award of Option

(a) Subject to the terms and conditions of this Agreement and the Plan and the Grant Details and the Plan, the Company hereby grants the Options to the Eligible Individual. Reference is made to the “Grant Details” that can be found on the equity plan website of the current professional selected by the Company to administer the Plan (the “Plan Administrator”), currently located at www.netbenefits.fidelity.com (or any successor equity administration system selected by the Company to manage the Plan from time to time). Your Grant Details, which sets forth the number of Options, the grant price which is the per Share exercise price of the Option, the Grant Date of the Option, and the vesting schedule of the Option (among other information), is hereby incorporated by reference into, and shall be read as part and parcel of, this Agreement.

(b) The Option shall be a Nonqualified Option. Unless earlier terminated pursuant to the terms of this Agreement or the Plan, the Option shall expire on the ten-year anniversary of the Grant Date.

2.	Vesting

(a) Subject to (a) the terms and conditions of this Agreement, the Grant Details and the Plan, and (b) the Eligible Individual’s continuous employment by the Company or one of its Subsidiaries or Affiliates, the Option shall vest and become exercisable on each of the vesting dates detailed in the Grant Details (such period between the date of issuance and each vesting date shall be referred to as the “Vesting Period”).

(b) In the event a Termination of Employment of the Eligible Individual occurs during the Vesting Period for any reason (whether or not in breach of local labor laws), the Eligible Individual’s right to receive the Option award and any vesting in the Options under the Plan, if any, will terminate effective as of the date of the Termination of Employment and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of a Termination of Employment (whether or not in breach of local labor laws), the Eligible Individual’s right to vest in Option after Termination of Employment, if any, will be measured to the date of the Termination of Employment and will not be extended by any notice period mandated under local law.

3.	Exercise of Option

(a) This Option is exercisable by delivery of an exercise notice which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised and such other representations and agreements as may be required by the Company or the Plan Administrator (the “Exercise Notice”). The Exercise Notice shall be in the form and delivered in the manner prescribed by the Plan Administrator.

(b) The Exercise Notice shall be accompanied by payment of the aggregate exercise price as to all Shares in respect of which the Option is being exercised. Payment of the aggregate exercise price shall be by any of the following, or a combination thereof, at the election of the Eligible Individual: (i) cash, (ii) check, (iii) a “broker-assisted” or “same-day sale”; or (iv) other method authorized by the Company and/or the Plan Administrator.

(c) No Shares shall be issued pursuant to the exercise of the Option unless such issuance and exercise complies with all relevant provisions of law and the requirements of any stock exchange or quotation service upon which the Shares are then listed.

4.	Termination of Employment by the Company for Cause

(a) Notwithstanding the provisions above, in the event the Eligible Individual incurs a Termination of Employment for Cause or the Eligible Individual voluntarily incurs a Termination of Employment within two years after any event or circumstance that would have been grounds for a Termination of Employment for Cause, the Eligible Individual agrees that the Options (whether or not vested) shall be forfeited and cancelled in their entirety upon such Termination of Employment. In such event, the Company may cause the Eligible Individual, immediately upon notice from the Company, to either (i) return the Options and/or Shares issued upon exercise of Options that vested during the two-year period after the events or circumstances giving rise to or constituting grounds for such Termination of Employment for Cause or (ii) pay to the Company an amount equal to the aggregate amount, if any, that the Eligible Individual had previously realized in respect of any and all Shares issued upon exercise of the Options that were exercised during the two-year period after the events or circumstances giving rise to or constituting grounds for such Termination of Employment for Cause (i.e. the value of the Shares issued upon exercise of the Options and sold), in each case including any dividend equivalents or other distributions received in respect of any such Options.

(b) For purpose of this Agreement, employment with the Company shall include employment with the Company’s Subsidiaries or Affiliates. The Committee shall have the exclusive discretion to determine whether there has been any Termination of Employment and whether there existed Cause.

5.	Non-Transferability of the Options

During the Vesting Period and until such time as the Options are ultimately exercised as provided herein or on the website of the Plan Administrator, the Options shall not be transferable by the Eligible Individual by means of sale, assignment, exchange, encumbrance, pledge, hedge or otherwise.

6.	Rights as a Stockholder

Except as otherwise specifically provided in this Agreement, during the Vesting Period the Eligible Individual shall not be entitled to any rights of a stockholder with respect to the Options. Notwithstanding the foregoing, if the Company declares and pays dividends on the Common Stock during the Vesting Period, the Eligible Individual will be credited with additional amounts for each Option equal to the dividend that would have been paid with respect to such Option if it had been an actual share of Common Stock, which amount shall remain subject to restrictions (and as determined by the Committee may be reinvested in Options or may be held in kind as restricted property) and shall vest concurrently with the vesting of the Options upon which such dividend equivalent amounts were paid. Notwithstanding the foregoing, dividends and distributions other than regular cash dividends, if any, may result in an adjustment pursuant to Section 7 below, rather than under this Section 6.

7.	Adjustment in the Event of Change in Stock; Change in Control

(a) In the event of (i) a stock dividend, stock split, reverse stock split, share combination or recapitalization or similar event affecting the capital structure of the Company (each, a “Share Change”), or (ii) a merger, consolidation, acquisition of property or shares, separation, spinoff, reorganization, stock rights offering, liquidation, Disaffiliation, payment of cash dividends other than an ordinary dividend or similar event affecting the Company or any of its Subsidiaries (each, a “Corporate Transaction”), the Committee or the Board may in its discretion make such substitutions or adjustments as it deems appropriate and equitable to the number of Options and the number and kind of shares of Common Stock underlying the Options.

(b) In the case of Corporate Transactions, such adjustments may include, without limitation (i) the cancellation of the Options in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Options, as determined by the Committee or the Board in its sole discretion, (ii) the substitution of other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for the shares of Common Stock underlying the Options and (iii) in connection with any Disaffiliation, arranging for the assumption of the Options, or the replacement of the Options with new awards based on other property or other securities (including, without limitation, other securities of the Company and securities of entities other than the Company), by the affected Subsidiary or Affiliate or by the entity that controls such Subsidiary or Affiliate following such Disaffiliation (as well as any corresponding adjustments to any Options that remain based upon securities of the Company).

(c) The determination of the Committee regarding any such adjustment will be final and conclusive and need not be the same for all Participants.

(d) Unless otherwise determined by the Committee, in the event of a Change in Control, the provisions of Section 10 of the Plan shall apply.

8.	Taxes, Fees and Withholding

(a) The Company agrees to pay any and all original issue taxes and stock transfer taxes that may be imposed on the issuance of shares received by an Eligible Individual in connection with the Options, together with any and all other fees and expenses necessarily incurred by the Company in connection therewith.

(b) Regardless of any action the Company, its Affiliate or Subsidiary takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Eligible Individual acknowledges that the ultimate liability for all Tax-Related Items legally due by him or her is and remains the Eligible Individual’s responsibility and that the Company and/or its Affiliate or Subsidiary (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the exercise of the Options and issuance of the Shares in connection therewith, the receipt of cash or any dividends or dividend equivalents; and (2) do not commit to structure the terms of the award or any aspect of the Options to reduce or eliminate the Eligible Individual’s liability for Tax-Related Items.

(c) In the event that the Company, Subsidiary or Affiliate is required to withhold any Tax-Related Items as a result of the award, vesting or exercise of the Options, or the receipt of cash or any dividends or dividend equivalents, the Eligible Individual shall pay or make adequate arrangements satisfactory to the Company, Subsidiary or Affiliate to satisfy all withholding and payment on account of obligations of the Company, Subsidiary and/or Affiliate. The obligations of the Company under this Agreement shall be conditioned on compliance by the Eligible Individual with this Section 8. In this regard, the Eligible Individual authorizes the Company and/or its Subsidiary or Affiliate to withhold all applicable Tax-Related Items legally payable by the Eligible Individual from his or her wages or other cash compensation paid to the Eligible Individual by the Company and/or its Subsidiary or Affiliate. Alternatively, or in addition, if permissible under local law, the Company may withhold in Shares, provided that the Company only withholds the amount of Shares necessary to satisfy the minimum withholding amount. Finally, the Eligible Individual will pay to the Company any amount of Tax-Related Items that the Company may be required to withhold as a result of the Eligible Individual’s participation in the Plan or the Eligible Individual’s award that cannot be satisfied by the means previously described. The Company may refuse to deliver the Shares issuable upon exercise of the Option Award if the Eligible Individual fails to comply with his or her obligations in connection with the Tax-Related Items as described in this Section.

(d) In particular, the Eligible Individual understands and acknowledges that all income to which the Eligible Individual is entitled under this Agreement is pre-tax and the Company or its Subsidiaries or Affiliates has the right to withhold and pay on behalf of the Eligible Individual any individual income tax in connection with such income in accordance with applicable law. In the event the Company or its Subsidiaries or Affiliates is not required under applicable law to serve as the withholding agent to withhold and pay on behalf of the Eligible Individual such individual income tax, the Eligible Individual shall have sole responsibility to make such payment, in which case the Eligible Individual shall provide, as requested by the Company or its Subsidiaries or Affiliates from time to time, relevant tax receipts to certify full and prompt payment. The Eligible Individual agrees to indemnify the Company and/or its Subsidiaries or Affiliates for any liability which may arise as a result of his or her failure to pay any and all taxes associated with any income derived pursuant to awards made under this Agreement.

9.	Other Restrictions

(a) The Options shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any government regulatory body is required, then in any such event, the award of Options shall not be effective unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

(b) The Eligible Individual acknowledges that the Eligible Individual is subject to the Company’s policies regarding compliance with securities laws, including but not limited to its Insider Trading Policy (as in effect from time to time and any successor policies), and, pursuant to these policies, if the Eligible Individual is on the Company’s insider list, the Eligible Individual shall be required to obtain pre-clearance from the Company’s General Counsel prior to purchasing or selling any of the Company’s securities (including in connection with the “cashless” exercise of an Option), and may be prohibited from selling such shares other than during an open trading window. The Eligible Individual further acknowledges that, in its discretion, the Company may prohibit the Eligible Individual from selling such shares even during an open trading window if the Company has concerns over the potential for insider trading.

10.	Nature of Award

In accepting the Option award, the Eligible Individual acknowledges that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement;

(b) the award of the Options is voluntary and occasional and does not create any contractual or other right to receive future awards of Options, or benefits in lieu of Options, even if Options have been awarded repeatedly in the past;

(c) all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(d) the Eligible Individual’s participation in the Plan will not create a right to further employment with the Company, its Subsidiary or Affiliate and shall not interfere with the ability of the Company to terminate the Eligible Individual’s employment relationship at any time with or without cause;

(e) the Eligible Individual is voluntarily participating in the Plan;

(f) the Option award is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company, Subsidiary, or Affiliate, and such award is outside the scope of the Eligible Individual’s employment contract, if any;

(g) the Option award is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, Subsidiary or Affiliate;

(h) in the event that the Eligible Individual is not an employee of the Company, a Subsidiary or an Affiliate, the Option award will not be interpreted to form an employment contract or relationship with the Company, a Subsidiary or Affiliate; and

(i) in consideration of the award of the Options, no claim or entitlement to compensation or damages shall arise from termination of the Option award or diminution in value of the Option award resulting from Termination of the Eligible Individual’s Employment by the Company, Subsidiary or Affiliate (for any reason whatsoever and whether or not in breach of local labor laws) and the Eligible Individual irrevocably releases the Company, Subsidiary or Affiliate from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, the Eligible Individual will be deemed irrevocably to have waived his or her entitlement to pursue such claim.

11.	No Advice Regarding Grant

The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Eligible Individual’s participation in the Plan, or his or her acquisition or sale of the underlying Shares. The Eligible Individual is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding the Eligible Individual’s participation in the Plan, receipt of the Award and/or disposition of the Award before taking any action related to the Plan or the Award.

12.	Notices

Any notices, communications or changes to this Agreement shall be communicated (either directly by the Company or indirectly through any of its Subsidiaries, Affiliates or the Plan Administrator) to the Eligible Individual electronically via email (or otherwise in writing) promptly after such change becomes effective.

13.	Effect of Agreement; Severability

Except as otherwise provided hereunder, this Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Company. The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

14.	Laws Applicable to Construction; Consent to Jurisdiction

(a) The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without reference to principles of conflict of laws, as applied to contracts executed in and performed wholly within the State of Delaware. In addition to the terms and conditions set forth in this Agreement, the Options are subject to the terms and conditions of the Plan, which are hereby incorporated by reference.

(b) Any and all disputes arising under or out of this Agreement, including without limitation any issues involving the enforcement or interpretation of any of the provisions of this Agreement, shall be resolved by the commencement of an appropriate action in the state or federal courts located within the State of Delaware, which shall be the exclusive jurisdiction for the resolution of any such disputes. The Eligible Individual hereby agrees and consents to the personal jurisdiction of said courts over the Eligible Individual for purposes of the resolution of any and all such disputes.

15.	Conflicts and Interpretation

(a) In the event of any (i) conflict between the Grant Details, this Agreement, any information posted on the system of the Plan Administrator and/or the books and records of the Company, or (ii) ambiguity in the Grant Details, this Agreement, any information posted on the system of the Plan Administrator and/or the books and records of the Company, the Plan shall control.

(b) The Committee shall have the power to interpret the Plan, this Agreement, the Grant Details, any information posted on the system of the Plan Administrator and/or the books and records of the Company, and to adopt such rules for the administration, interpretation and application of the Plan and the Award as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Options have vested). All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Participant, the Company and all other interested parties. The Committee shall not be personally responsible for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement. The Committee shall, in their absolute discretion, determine when any conditions have been fulfilled.

16.	Currency Exchange Risk

The Eligible Individual agrees and acknowledges that that Eligible Individual shall bear any and all risks associated with the exchange or fluctuation of currency associated with the Award, including without limitation the settlement of the Award and/or sale of the Shares (the “Currency Exchange Risk”). Eligible Individual waives and releases the Company, its Subsidiaries and Affiliates and the Plan Administrator from any potential claims arising out of the Currency Exchange Risk. Eligible Individual acknowledges and agrees that Eligible Individual shall with any and all exchange control requirements applicable to the Award and the sale of the Shares and any resulting funds including, without limitation, reporting or repatriation requirements.

17.	Appendix

Notwithstanding any provisions in this Agreement to the contrary, the Options shall be subject to any special terms and conditions set forth in the Appendix to the Agreement for Eligible Individual’s country. Moreover, if Eligible Individual relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to Eligible Individual to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes a party of this Agreement.

18.	Data Privacy

(a) The Eligible Individual understands that the Company, Subsidiary, Affiliate and/or Plan Administrator may hold certain personal information about him or her, including, but not limited to, the Eligible Individual’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Eligible Individual’s favor, for the purpose of implementing, administering and managing the Plan (“Data”). The Eligible Individual hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her Data as described in this document by and among, as applicable, the Company and its Subsidiaries or Affiliates for the exclusive purpose of implementing, administering and managing the Eligible Individual’s participation in the Plan.

(b) The Eligible Individual understands that Data will be transferred to the Plan Administrator, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Eligible Individual understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country may have different data privacy laws and protections than the Eligible Individual’s country. The Eligible Individual authorizes the Company, its Subsidiary or Affiliate, the Plan Administrator and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Eligible Individual’s participation in the Plan.

(c) The Eligible Individual understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Eligible Individual’s local human resources representative. The Eligible Individual understands, however, that refusing or withdrawing his or her consent may affect the Eligible Individual’s ability to participate in the Plan. For more information on the consequences of the Eligible Individual’s refusal to consent or withdrawal of consent, the Eligible Individual understands that he or she may contact his or her local human resources representative.

19.	Amendment

The Company may modify, amend or waive the terms of the Option award, prospectively or retroactively, but no such modification, amendment or waiver shall impair the rights of the Eligible Individual without his or her consent, except as required by applicable law, NASDAQ or stock exchange rules, tax rules or accounting rules. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

20.	Choice of Language

The Eligible Individual has received this Agreement and any other related communications and consents to having received these documents solely in English. If, however, the Eligible Individual receives this or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version in any way, the English version will control.

21.	Electronic Delivery

The Company may, in its sole discretion, decide to deliver any documents related to the Options awarded under and participation in the Plan or future options that may be awarded under the Plan by electronic means or to request the Eligible Individual’s consent to participate in the Plan by electronic means. The Eligible Individual hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

By electronically accepting this Agreement and participating in the Plan, the Eligible Individual agrees to be bound by the terms and conditions of the Plan and this Agreement, including the Grant Details. If Eligible Individual has not electronically accepted this Agreement on the Plan Administrator’s website within six months of the Award Date, then this Award shall automatically by deemed accepted and Eligible Individual shall be bound by the terms and conditions in the Plan, this Agreement, including the Grant Details.

APPENDIX

ADDITIONAL TERMS AND CONDITIONS OF THE TRIPADVISOR, INC.

OPTION AGREEMENT

(INTERNATIONAL)

Terms and Conditions

This Appendix includes special terms and conditions applicable to Eligible Individuals residing in one of the countries listed below. These terms and conditions are in addition to or, if so indicated, in place of, the terms and conditions set forth in the Agreement. Unless otherwise provided below, capitalized terms used but not defined herein shall have the meaning assigned to them in the Plan and/or the Agreement.

Notifications

This Appendix also includes country-specific information of which Eligible Individual should be aware with respect to his or her participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of May 2011. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Eligible Individual does not rely on the information noted herein as the only source of information relating to the consequences of Eligible Individual’s participation in the Plan because the information may be out of date at the time that Eligible Individual vests in Share Awards or sells Shares acquired under the Plan.

In addition, the information is general in nature and may not apply to Eligible Individual’s particular situation, and the Company is not in a position to assure Eligible Individual of any particular result. Accordingly, Eligible Individual is advised to seek appropriate professional advice as to how the relevant laws in his or her country may apply to his or her situation. Finally, please note that if Eligible Individual is a citizen or resident of a country other than the country in which he or she is currently working, or transfers employment after grant, the information contained in this Appendix may not be applicable to Eligible Individual.

Australia:

Notwithstanding any other provision of this Agreement, (a) the Options may not be settled in cash; and (b) the vesting of Options may be accelerated by the Plan Administrator only upon the death or total permanent disablement of Eligible Individual, and to the extent permitted by applicable law.

An Eligible Individual will cease to be an Eligible Individual for the purposes of the Plan and this Agreement if he or she is no longer an “Eligible Individual” as defined in the Plan, or Eligible Individual is no longer employed by any of the following: (a) Eligible Individual’s employer in the employment in respect of which Eligible Individual acquired the Options; (b) a holding company (within the meaning of the Corporations Act 2001 (Cth)) of Eligible Individual’s employer in the employment in respect of which Eligible Individual acquired the Options; (c) a subsidiary (within the meaning of the Income Tax Assessment Act 1997 (Cth)) of Eligible Individual’s employer in the employment in respect of which Eligible Individual acquired the Options; or (d) a subsidiary (within the meaning of the Income Tax Assessment Act 1997 (Cth) of a holding company (within the meaning of the Corporations Act 2001 (Cth)) of Eligible Individual’s employer in the employment in respect of which Eligible Individual acquired the Options.

Canada

Settlement of Stock Awards. Notwithstanding any discretion or anything to the contrary in the Plan, the grant of the Stock Awards does not provide any right for Eligible Individual to receive a cash payment and the Awards will be settled in Shares only.

Authorization to Release and Transfer Necessary Personal Information. This provision supplements Section 21 of the Agreement:

Eligible Individual hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. Eligible Individual further authorizes the Company and its Affiliates and the Committee, which administers the Plan, to disclose and discuss the Plan with their advisors. Eligible Individual further authorizes the Company and any Affiliate to record such information and to keep such information in Eligible Individual’s employee file.

France

Taxation of Award. This Award is not intended to be French tax-qualified.

Exchange Control Information. Eligible Individual may hold Shares acquired under the Plan outside of France provided he or she declares all foreign accounts, whether open, current, or closed, in his or her income tax return. Furthermore, Eligible Individual must declare to the customs and excise authorities any cash or bearer securities he or she imports or exports without the use of a financial institution when the value of the cash or securities is equal to or exceeds €10,000 (for 2011).

Hong Kong

Securities Law Notice. The Award and Shares issued upon vesting (if any) do not constitute a public offering of securities under Hong Kong law and are available only to Eligible Individuals of the Company, its Affiliates and Subsidiaries. The Agreement, including this Appendix, the Plan and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong. Nor have the documents been reviewed by any regulatory authority in Hong Kong. The Award is intended only for the personal use of each Eligible Individual of the Company, its Affiliates or its Subsidiaries and may not be distributed to any other person. If Eligible Individual is in any doubt about any of the contents of the Agreement, including this Appendix, or the Plan, Eligible Individual should obtain independent professional advice.

Vesting of Stock Awards and Sale of Shares. In the event the Eligible Individual’s Awards vest and Shares are issued to the Eligible Individual within six months of the date of grant, the Eligible Individual agrees that he or she will not dispose of any of such Shares prior to the six-month anniversary of the date of grant.

India

Tax Information. The amount subject to tax at vesting may be dependent upon a valuation of Shares from a Merchant Banker in India. The Company has no responsibility or obligation to obtain the most favorable valuation possible nor obtain valuations more frequently than required under Indian tax law.

Exchange Control Obligations. Eligible Individual understands that he or she must repatriate any proceeds from the sale of Shares acquired under the Plan and any dividends received in relation to the Shares to India and convert the proceeds into local currency within ninety (90) days of receipt. Eligible Individual will receive a foreign inward remittance certificate (“FIRC”) from the bank where he or she deposits the foreign currency. Eligible Individual should maintain the FIRC as evidence of the repatriation of fund in the event the Reserve Bank of India or the Employer requests proof of repatriation.

Korea

Exchange Control Information. Exchange control laws require Korean residents who realize US$500,000 or more from the sale of Shares to repatriate the proceeds to Korea within 18 months of the sale.

Singapore

Securities Law Notice. The grant of this Award is made in reliance on section 273(1)(f) of the Securities and Futures Act (Cap. 289) (“SFA”) for which it is exempt from the prospectus and registration requirements under the SFA.

Director Notification Obligation. If Eligible Individual is a director, associate director or shadow director (i.e., a non-director who has sufficient control so that the directors act in accordance with the directions and instructions of this individual) of the Company’s local entity in Singapore, he or she is subject to notification requirements under the Singapore Companies Act. Some of these notification requirements will be triggered by Eligible Individual’s participation in the Plan. Specifically, Eligible Individual is required to notify the local Singapore company when he or she acquires or disposes an interest in the Company, including when Eligible Individual receives Shares upon vesting of this Award and when Eligible Individual sells these Shares. The notification must be in writing and must be made within two days of acquiring or disposing of any interest in the Company (or within two days of initially becoming a director, associate director or shadow director of the Company’s local entity in Singapore). If Eligible Individual is unclear as to whether he or she is a director, associate director or shadow director of the Company’s local entity in Singapore or the form of the notification, he or she should consult with his or her personal legal advisor.

United Kingdom

Settlement of Stock Awards. Notwithstanding any discretion or anything to the contrary in the Plan, the grant of the Award does not provide any right for Eligible Individual to receive a cash payment and the Awards will be settled in Shares only.

Tax and National Insurance Contributions Acknowledgment. The following provision supplements Section 8 7 of the Agreement:

Eligible Individual agrees that if Eligible Individual does not pay or the Employer or the Company does not withhold from Eligible Individual the full amount of Tax-Related Items that Eligible Individual owes in connection with the vesting of the Stock Award and/or the acquisition of Shares pursuant to the vesting of the Stock Award, or the release or assignment of the Stock Award for consideration, or the receipt of any other benefit in connection with the Award (the “Taxable Event”) within ninety (90) days after the Taxable Event, or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, then the amount that should have been withheld shall constitute a loan owed by Eligible Individual to the Employer, effective ninety (90) days after the Taxable Event. Eligible Individual agrees that the loan will bear interest at the official rate of HM Revenue and Customs (“HMRC”) and will be immediately due and repayable by Eligible Individual, and the Company and/or the Employer may recover it at any time thereafter by withholding the funds from salary, bonus or any other funds due to Eligible Individual by the Employer, by withholding in Shares issued upon vesting of the Award or from the cash proceeds from the sale of such Shares or by demanding cash or a cheque from Eligible Individual. Eligible Individual also authorizes the Company to withhold the transfer of any Shares unless and until the loan is repaid in full.

Notwithstanding the foregoing, if Eligible Individual is an officer or executive director (as within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the terms of the immediately foregoing provision will not apply. In the event that Eligible Individual is an officer or executive director and Tax-Related Items are not collected from or paid by Eligible Individual within ninety (90) days of the Taxable Event, the amount of any uncollected Tax-Related Items may constitute a benefit to Eligible Individual on which additional income tax and National Insurance contributions may be payable. Eligible Individual will be responsible for reporting any income tax and National Insurance contributions due on this additional benefit directly to HMRC under the self-assessment regime.